Exhibit 99.1

Dime Community Bancshares, Inc. Reports First Quarter 2024 Results With Earnings Per Share Increasing By 11% Versus the Prior Quarter

Core Deposit Growth of 19% Annualized Versus Year End

Dime Has Been Executing on Growth Plan And Has Recruited Numerous
Talented Groups of Bankers to Position Itself for Future Growth

Capital Ratios Continue to Increase and Asset Quality Remains Stable

Hauppauge, NY, April 23, 2024 (GLOBE NEWSWIRE) -- Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company” or “Dime”), the parent company of Dime Community Bank (the “Bank”), today reported net income available to common stockholders of $15.9 million for the quarter ended March 31, 2024, or $0.41 per diluted common share, compared to $14.5 million, or $0.37 per diluted common share, for the quarter ended December 31, 2023, and $35.5 million, or $0.92 per diluted common share for the quarter ended March 31, 2023.

Stuart H. Lubow, President and Chief Executive Officer (“CEO”) of the Company, stated, “Dime began 2024 by executing on our growth plan, which prioritizes core deposit growth and diversifying our balance sheet. On a year-to-date basis, we have recruited 34 talented revenue-producing bankers, across our Private and Commercial Bank and C&I lending operations, spread across 8 different Groups. We expect these bankers to contribute meaningfully to our growth in the years ahead. Looking back, our recruiting efforts last year are beginning to pay dividends, with the deposit-gathering Groups hired in 2023 approaching $600 million in deposits; these achievements helped drive the 19% annualized growth in core deposits in the first quarter of 2024. The significant momentum on the deposit front allowed us to reduce our FHLB borrowing position by 41% versus year-end levels.”

Commenting on the first quarter results, Mr. Lubow said “Our results were characterized by stable asset quality, increasing capital ratios, a reduction in our wholesale funding, and prudent expense management. Importantly, the Net Interest Margin for the month of March was 2.23%, which was above the reported first quarter Net Interest Margin of 2.21%. This portends well for the quarters ahead in terms of the NIM trajectory. We continue to build our loan pipeline prudently and recently closed our first loan in our new Healthcare vertical; this new vertical provides us an important avenue to diversify our balance sheet over time. The reduction in our loan-to-deposit ratio to 98.8%, driven by strong deposit growth, provides us even more flexibility to take advantage of the current lending opportunities in the marketplace.”

Highlights for the First Quarter of 2024 Included:

●	Core deposits (excluding brokered deposits and time deposits) increased $421 million versus year-end levels;
●	The ratio of average non-interest-bearing deposits to average total deposits for the first quarter was 27%;
●	Non-interest expenses remained well controlled and declined by 3% versus the linked quarter;
●	Credit quality continues to be stable with non-performing assets and loans 90 days past due representing only 0.26% of total assets as of March 31, 2024;
●	Net charge-offs were $739 thousand for the quarter, representing only 0.03% of average loans;
●	Capital ratios continue to build, with the Company’s Tier 1 Risk Based Capital Ratio increasing to 11.11% and the Common Equity Tier 1 Ratio increasing to 10.00% at March 31, 2024; and
●	Announced the addition of a National Deposits Group, 4 Groups in Brooklyn, 1 Group in Nassau County and 1 Group in Westchester County (marking Dime’s extension into this new attractive banking market).

Management’s Discussion of Quarterly Operating Results

Net Interest Income

Net interest income for the first quarter of 2024 was $71.5 million compared to $74.1 million for the fourth quarter of 2023 and $85.8 million for the first quarter of 2023.

The table below provides a reconciliation of the reported net interest margin (“NIM”) and adjusted NIM excluding the impact of purchase accounting accretion on the loan portfolio.

(Dollars in thousands)	Q1 2024	Q4 2023	Q1 2023
Net interest income	$71,530	$74,121	$85,752
Purchase accounting amortization (accretion) on loans ("PAA")	(82)	(55)	586
Adjusted net interest income excluding PAA on loans (non-GAAP)	$71,448	$74,066	$86,338

Average interest-earning assets	$13,015,755	$12,828,060	$12,685,235

NIM (1)	2.21%	2.29%	2.74%
Adjusted NIM excluding PAA on loans (non-GAAP) (2)	2.21%	2.29%	2.76%

(1)	NIM represents net interest income divided by average interest-earning assets.
(2)	Adjusted NIM excluding PAA on loans represents adjusted net interest income, which excludes PAA amortization on acquired loans divided by average interest-earning assets.

Loan Portfolio

The ending weighted average rate (“WAR”) on the total loan portfolio was 5.34% at March 31, 2024, a 5 basis point increase compared to the ending WAR of 5.29% on the total loan portfolio at December 31, 2023.

Outlined below are loan balances and WARs for the period ended as indicated.

	March 31, 2024		December 31, 2023		March 31, 2023
(Dollars in thousands)	Balance	WAR (1)	Balance	WAR (1)	Balance	WAR (1)
Loans held for investment balances at period end:
Business loans (2)	$2,327,403	6.90%	$2,310,379	6.81%	$2,255,316	6.41%
One-to-four family residential, including condominium and cooperative apartment	873,671	4.48	889,236	4.47	799,321	4.06
Multifamily residential and residential mixed-use (3)(4)	3,996,654	4.57	4,017,703	4.53	4,118,439	4.23
Non-owner-occupied commercial real estate	3,386,333	5.24	3,381,842	5.19	3,330,582	4.85
Acquisition, development, and construction	175,352	8.40	168,513	8.71	221,015	8.62
Other loans	5,170	7.10	5,755	6.75	7,172	11.03
Loans held for investment	$10,764,583	5.34%	$10,773,428	5.29%	$10,731,845	4.96%

(1)    Weighted average rate is calculated by aggregating interest based on the current loan rate from each loan in the category, adjusted for non-accrual loans, divided by the total balance of loans in the category.

(2)    Business loans include commercial and industrial loans, owner-occupied commercial real estate loans and Small Business Administration Paycheck Protection Program (“PPP”) loans.

(3)    Includes loans underlying multifamily cooperatives.

(4)    While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant component of the total loan portfolio.

Outlined below are the loan originations, for the quarter ended as indicated.

(Dollars in millions)	Q1 2024	Q4 2023	Q1 2023
Loan originations	$98.3	$195.9	$351.9

Deposits and Borrowed Funds

Period end total deposits (including mortgage escrow deposits) at March 31, 2024 were $10.90 billion, compared to $10.53 billion at December 31, 2023 and $10.57 billion at March 31, 2023. CEO Lubow commented, “Deposit growth accelerated in the first quarter of 2024 as the investments in talent and technology that we made in 2023 began to pay dividends. Hires that we made in the second quarter of 2023 have generated approximately $600 million of core deposits, at a weighted average rate of approximately 2.5%, providing an important proof-of-concept for our growth plan. We expect the new Groups hired in 2024 to benefit from all the operational, process and technology improvements we have made over the course of the past year and they will be significant contributors to the growth of our franchise in the years ahead.”

Total Federal Home Loan Bank advances were $773.0 million at March 31, 2024 compared to $1.31 billion at December 31, 2023 and $1.50 billion at March 31, 2023. Mr. Lubow commented, “Given the strong deposit growth, we proactively reduced our FHLB borrowings in the first quarter. Based on our strong deposit pipelines, we expect to continue paying down wholesale funding and we intend to create a primarily core-deposit funded institution over the course of the next year.”

Non-Interest Income

Non-interest income was $10.5 million during the first quarter of 2024, $8.9 million during the fourth quarter of 2023, and $9.0 million during the first quarter of 2023.

Non-Interest Expense

Total non-interest expense was $52.5 million during the first quarter of 2024, $53.9 million during the fourth quarter of 2023, and $47.5 million during the first quarter of 2023. Excluding the impact of the FDIC special assessment, loss on extinguishment of debt, amortization of other intangible assets and severance expense, adjusted non-interest expense was $51.7 million during the first quarter of 2024, $52.6 million during the fourth quarter of 2023, and $47.1 million during the first quarter of 2023 (see “Non-GAAP Reconciliation” tables at the end of this news release).

The ratio of non-interest expense to average assets was 1.52% during the first quarter of 2024, compared to 1.58% during the linked quarter and 1.41% for the first quarter of 2023. Excluding the impact of the FDIC special assessment, loss on extinguishment of debt, amortization of other intangible assets and severance expense, the ratio of adjusted non-interest expense to average assets was 1.50% during the first quarter of 2024, compared to 1.54% during the linked quarter and 1.40% for the first quarter of 2023 (see “Non-GAAP Reconciliation” tables at the end of this news release).

The efficiency ratio was 64.0% during the first quarter of 2024, compared to 65.0% during the linked quarter and 50.1% during the first quarter of 2023. Excluding the impact of net (gain) loss on sale of securities and other assets, fair value change in equity securities and loans held for sale, severance expense, the FDIC special assessment, loss on extinguishment of debt and amortization of other intangible assets the adjusted efficiency ratio was 64.7% during the first quarter of 2024, compared to 63.6% during the linked quarter and 48.9% during the first quarter of 2023 (see “Non-GAAP Reconciliation” tables at the end of this news release).

Income Tax Expense

The reported effective tax rate for the first quarter of 2024 was 27.1% compared to 35.6% for the fourth quarter of 2023, and 26.8% for the first quarter of 2023.

Credit Quality

Non-performing loans were $34.8 million at March 31, 2024 compared to $29.1 million at December 31, 2023 and $31.5 million at March 31, 2023.

A credit loss provision of $5.2 million was recorded during the first quarter of 2024, compared to a credit loss provision of $3.7 million during the fourth quarter of 2023, and a credit loss recovery of $3.6 million during the first quarter of 2023.

Capital Management

The Company’s and the Bank’s regulatory capital ratios continued to be in excess of all applicable regulatory requirements as of March 31, 2024. All risk-based regulatory capital ratios increased in the first quarter of 2024. Mr. Lubow commented, “Over the course of the past year, we have prudently increased our risk-based capital ratios. Our Common Equity Tier 1 Ratio is now at 10% and we are well positioned from a capital perspective to support all of our customers’ needs.”

Dividends per common share were $0.25 during the first quarter of 2024 and the fourth quarter of 2023, respectively.

Book value per common share was $28.84 at March 31, 2024 compared to $28.58 at December 31, 2023.

Tangible common book value per share (which represents common equity less goodwill and other intangible assets, divided by the number of shares outstanding) was $24.72 at March 31, 2024 compared to $24.44 at December 31, 2023 (see “Non-GAAP Reconciliation” tables at the end of this news release).

Earnings Call Information

The Company will conduct a conference call at 9:00 a.m. (ET) on Tuesday, April 23, 2024, during which CEO Lubow will discuss the Company’s first quarter 2024 financial performance, with a question-and-answer session to follow.

Participants may access the conference call via webcast using this link: https://edge.media-server.com/mmc/p/2kw49bi9. To participate via telephone, please register in advance using this link: https://register.vevent.com/register/BI99c326361aa645968fe05719ed5f55cb. Upon registration, all telephone participants will receive a one-time confirmation email detailing how to join the conference call, including the dial-in number along with a unique PIN that can be used to access the call. All participants are encouraged to dial-in 10 minutes prior to the start time.

A replay of the conference call and webcast will be available on-demand for 12 months.

ABOUT DIME COMMUNITY BANCSHARES, INC.

Dime Community Bancshares, Inc. is the holding company for Dime Community Bank, a New York State-chartered trust company with over $13.5 billion in assets and the number one deposit market share among community banks on Greater Long Island(1).

(1) Aggregate deposit market share for Kings, Queens, Nassau & Suffolk counties for community banks less than $20 billion in assets.

This news release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as “annualized," “anticipate," "believe," “continue,” "could," "estimate," "expect," "intend," “likely,” "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Accordingly, you should not place undue reliance on such statements. Factors that could affect our results include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may affect demand for our products and reduce interest margins and the value of our investments; changes in deposit flows, the cost of funds, loan demand or real estate values may adversely affect the business of the Company; changes in the quality and composition of the Company’s loan or investment portfolios or unanticipated or significant increases in loan losses may negatively affect the Company’s financial condition or results of operations; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general socio-economic conditions, public health emergencies, international conflict, inflation, and recessionary pressures, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates and may adversely affect our customers, our financial results and our operations; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; there may be failures or breaches of information technology security systems; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; and litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates. For discussion of these and other risks that may cause actual results to differ from expectations, please refer to the sections entitled “Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and updates set forth in the Company’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Contact: Avinash Reddy
Senior Executive Vice President – Chief Financial Officer
718-782-6200 extension 5909

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands)

	March 31,	December 31,	March 31,
	2024	2023	2023
Assets:
Cash and due from banks	$370,852	$457,547	$663,132
Securities available-for-sale, at fair value	859,216	886,240	926,812
Securities held-to-maturity	589,331	594,639	605,642
Loans held for sale	8,973	10,159	2,171
Loans held for investment, net:
Business loans (1)	2,327,403	2,310,379	2,255,316
One-to-four family and cooperative/condominium apartment	873,671	889,236	799,321
Multifamily residential and residential mixed-use (2)(3)	3,996,654	4,017,703	4,118,439
Non-owner-occupied commercial real estate	3,386,333	3,381,842	3,330,582
Acquisition, development and construction	175,352	168,513	221,015
Other loans	5,170	5,755	7,172
Allowance for credit losses	(76,068)	(71,743)	(78,335)
Total loans held for investment, net	10,688,515	10,701,685	10,653,510
Premises and fixed assets, net	44,501	44,868	45,863
Premises held for sale	—	905	—
Restricted stock	74,346	98,750	105,258
Bank Owned Life Insurance ("BOLI")	352,277	349,816	335,455
Goodwill	155,797	155,797	155,797
Other intangible assets	4,753	5,059	6,107
Operating lease assets	51,988	52,729	57,204
Derivative assets	135,162	122,132	130,294
Accrued interest receivable	55,369	55,666	49,926
Other assets	110,012	100,013	104,553
Total assets	$13,501,092	$13,636,005	$13,841,724
Liabilities:
Non-interest-bearing checking (excluding mortgage escrow deposits)	$2,819,481	$2,884,378	$3,012,378
Interest-bearing checking	635,640	515,987	908,988
Savings (excluding mortgage escrow deposits)	2,347,114	2,335,354	2,333,196
Money market	3,440,083	3,125,996	2,686,290
Certificates of deposit	1,555,157	1,607,683	1,519,267
Deposits (excluding mortgage escrow deposits)	10,797,475	10,469,398	10,460,119
Non-interest-bearing mortgage escrow deposits	101,229	61,121	109,867
Interest-bearing mortgage escrow deposits	173	136	249
Total mortgage escrow deposits	101,402	61,257	110,116
FHLBNY advances	773,000	1,313,000	1,498,000
Other short-term borrowings	—	—	2,068
Subordinated debt, net	200,174	200,196	200,261
Derivative cash collateral	132,900	108,100	120,680
Operating lease liabilities	54,727	55,454	59,757
Derivative liabilities	122,112	121,265	115,568
Other liabilities	79,931	81,110	83,902
Total liabilities	12,261,721	12,409,780	12,650,471
Stockholders' equity:
Preferred stock, Series A	116,569	116,569	116,569
Common stock	416	416	416
Additional paid-in capital	492,834	494,454	493,801
Retained earnings	819,130	813,007	789,010
Accumulated other comprehensive loss ("AOCI"), net of deferred taxes	(85,466)	(91,579)	(98,638)
Unearned equity awards	(10,191)	(8,622)	(13,468)
Treasury stock, at cost	(93,921)	(98,020)	(96,437)
Total stockholders' equity	1,239,371	1,226,225	1,191,253
Total liabilities and stockholders' equity	$13,501,092	$13,636,005	$13,841,724

(1)     Business loans include commercial and industrial loans, owner-occupied commercial real estate loans and PPP loans.

(2)     Includes loans underlying multifamily cooperatives.

(3)    While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands except share and per share amounts)

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Interest income:
Loans	$143,565	$144,744	$128,439
Securities	7,880	7,918	8,431
Other short-term investments	9,564	6,094	3,802
Total interest income	161,009	158,756	140,672
Interest expense:
Deposits and escrow	73,069	66,650	37,272
Borrowed funds	14,697	15,617	16,171
Derivative cash collateral	1,713	2,368	1,477
Total interest expense	89,479	84,635	54,920
Net interest income	71,530	74,121	85,752
Provision (recovery) for credit losses	5,210	3,720	(3,648)
Net interest income after provision (recovery)	66,320	70,401	89,400
Non-interest income:
Service charges and other fees	4,544	3,804	3,814
Title fees	133	466	292
Loan level derivative income	406	728	3,133
BOLI income	2,461	2,416	2,163
Gain on sale of SBA loans	253	531	516
Gain on sale of residential loans	77	12	48
Fair value change in equity securities and loans held for sale	(842)	321	—
Net gain (loss) on sale of securities and other assets	2,968	—	(1,447)
Other	467	594	482
Total non-interest income	10,467	8,872	9,001
Non-interest expense:
Salaries and employee benefits	32,037	30,383	26,634
Severance	42	25	25
Occupancy and equipment	7,368	7,261	7,373
Data processing costs	4,313	3,730	4,238
Marketing	1,497	1,765	1,449
Professional services	1,467	1,279	1,923
Federal deposit insurance premiums (1)	2,239	3,240	1,873
Loss on extinguishment of debt	453	—	—
Amortization of other intangible assets	307	350	377
Other	2,788	5,911	3,583
Total non-interest expense	52,511	53,944	47,475
Income before taxes	24,276	25,329	50,926
Income tax expense	6,585	9,021	13,623
Net income	17,691	16,308	37,303
Preferred stock dividends	1,821	1,821	1,821
Net income available to common stockholders	$15,870	$14,487	$35,482
Earnings per common share ("EPS"):
Basic	$0.41	$0.37	$0.92
Diluted	$0.41	$0.37	$0.92

Average common shares outstanding for diluted EPS	38,255,559	38,216,476	38,151,465

(1)     Fourth quarter of 2023 included $1.0 million of pre-tax expense related to the FDIC special assessment for the recovery of losses related to the closures of Silicon Valley Bank and Signature Bank.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

UNAUDITED SELECTED FINANCIAL HIGHLIGHTS

(Dollars in thousands except per share amounts)

	At or For the Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Per Share Data:
Reported EPS (Diluted)	$0.41	$0.37	$0.92
Cash dividends paid per common share	0.25	0.25	0.24
Book value per common share	28.84	28.58	27.70
Tangible common book value per share (1)	24.72	24.44	23.52
Common shares outstanding	38,932	38,823	38,804
Dividend payout ratio	60.98%	67.57%	26.09%

Performance Ratios (Based upon Reported Net Income):
Return on average assets	0.51%	0.48%	1.11%
Return on average equity	5.68	5.32	12.50
Return on average tangible common equity (1)	6.64	6.20	15.62
Net interest margin	2.21	2.29	2.74
Non-interest expense to average assets	1.52	1.58	1.41
Efficiency ratio	64.0	65.0	50.1
Effective tax rate	27.13	35.62	26.75

Balance Sheet Data:
Average assets	$13,794,924	$13,630,096	$13,449,746
Average interest-earning assets	13,015,755	12,828,060	12,685,235
Average tangible common equity (1)	968,719	948,024	914,994
Loan-to-deposit ratio at end of period (2)	98.8	102.3	101.5

Capital Ratios and Reserves - Consolidated: (3)
Tangible common equity to tangible assets (1)	7.21%	7.04%	6.67%
Tangible equity to tangible assets (1)	8.09	7.91	7.52
Tier 1 common equity ratio	10.00	9.84	9.32
Tier 1 risk-based capital ratio	11.11	10.94	10.39
Total risk-based capital ratio	13.78	13.54	12.98
Tier 1 leverage ratio	8.48	8.51	8.43
Consolidated CRE concentration ratio (4)	534	538	554
Allowance for credit losses/ Total loans	0.71	0.67	0.73
Allowance for credit losses/ Non-performing loans	218.42	246.55	248.34

(1)    See "Non-GAAP Reconciliation" tables for reconciliation of tangible equity, tangible common equity, and tangible assets.

(2)    Total deposits include mortgage escrow deposits, which fluctuate seasonally.

(3)	March 31, 2024 ratios are preliminary pending completion and filing of the Company’s regulatory reports.

(4)   The Consolidated CRE concentration ratio is calculated using the sum of commercial real estate, excluding owner-occupied commercial real estate, multifamily, and acquisition, development, and construction, divided by consolidated capital. March 31, 2024 is preliminary pending completion and filing of the Company’s regulatory reports.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME

(Dollars in thousands)

	Three Months Ended
	March 31, 2024			December 31, 2023			March 31, 2023
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Business loans (1)	$2,308,319	$39,224	6.83%	$2,264,401	$38,740	6.79%	$2,200,543	$33,691	6.21%
One-to-four family residential, including condo and coop	886,588	9,770	4.43	893,008	9,706	4.31	788,302	7,616	3.92
Multifamily residential and residential mixed-use	4,000,510	46,019	4.63	4,070,327	46,715	4.55	4,074,011	42,349	4.22
Non-owner-occupied commercial real estate	3,371,438	44,776	5.34	3,376,581	45,037	5.29	3,317,049	39,695	4.85
Acquisition, development, and construction	169,775	3,692	8.75	188,022	4,459	9.41	225,898	4,973	8.93
Other loans	5,420	84	6.23	5,837	87	5.91	7,550	115	6.18
Securities	1,578,330	7,880	2.01	1,599,724	7,918	1.96	1,699,846	8,431	2.01
Other short-term investments	695,375	9,564	5.53	430,160	6,094	5.62	372,036	3,802	4.14
Total interest-earning assets	13,015,755	161,009	4.98%	12,828,060	158,756	4.91%	12,685,235	140,672	4.50%
Non-interest-earning assets	779,169			802,036			764,511
Total assets	$13,794,924			$13,630,096			$13,449,746

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing checking (2)	$582,047	$1,223	0.85%	$524,573	$1,063	0.80%	$843,108	$1,523	0.73%
Money market	3,359,884	30,638	3.67	3,136,891	27,541	3.48	2,699,640	13,849	2.08
Savings (2)	2,368,946	22,810	3.87	2,295,882	20,979	3.63	2,327,126	14,599	2.54
Certificates of deposit	1,655,882	18,398	4.47	1,564,817	17,067	4.33	1,167,736	7,301	2.54
Total interest-bearing deposits	7,966,759	73,069	3.69	7,522,163	66,650	3.52	7,037,610	37,272	2.15
FHLBNY advances	1,094,209	12,143	4.46	1,174,848	13,064	4.41	1,255,700	13,500	4.36
Subordinated debt, net	200,188	2,553	5.13	200,210	2,553	5.06	200,276	2,553	5.17
Other short-term borrowings	77	1	5.22	—	—	—	11,827	118	4.05
Total borrowings	1,294,474	14,697	4.57	1,375,058	15,617	4.51	1,467,803	16,171	4.47
Derivative cash collateral	130,166	1,713	5.29	161,535	2,368	5.82	135,641	1,477	4.42
Total interest-bearing liabilities	9,391,399	89,479	3.83%	9,058,756	84,635	3.71%	8,641,054	54,920	2.58%
Non-interest-bearing checking (2)	2,909,776			3,059,289			3,341,707
Other non-interest-bearing liabilities	247,717			286,373			273,281
Total liabilities	12,548,892			12,404,418			12,256,042
Stockholders' equity	1,246,032			1,225,678			1,193,704
Total liabilities and stockholders' equity	$13,794,924			$13,630,096			$13,449,746
Net interest income		$71,530			$74,121			$85,752
Net interest rate spread			1.15%			1.20%			1.92%
Net interest margin			2.21%			2.29%			2.74%
Deposits (including non-interest-bearing checking accounts) (2)	$10,876,535	$73,069	2.70%	$10,581,452	$66,650	2.50%	$10,379,317	$37,272	1.46%

(1)     Business loans include commercial and industrial loans, owner-occupied commercial real estate loans and PPP loans.

(2)     Includes mortgage escrow deposits.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS

(Dollars in thousands)

	At or For the Three Months Ended
	March 31,	December 31,	March 31,
Asset Quality Detail	2024	2023	2023
Non-performing loans ("NPLs")
Business loans (1)	$18,213	$18,574	$25,512
One-to-four family residential, including condominium and cooperative apartment	3,689	3,248	2,808
Multifamily residential and residential mixed-use	—	—	—
Non-owner-occupied commercial real estate	15	6,620	2,468
Acquisition, development, and construction	12,910	657	657
Other loans	—	—	99
Total Non-accrual loans	$34,827	$29,099	$31,544
Total Non-performing assets ("NPAs")	$34,827	$29,099	$31,544

Total loans 90 days delinquent and accruing ("90+ Delinquent")	$—	$—	$—

NPAs and 90+ Delinquent	$34,827	$29,099	$31,544

NPAs and 90+ Delinquent / Total assets	0.26%	0.21%	0.23%
Net charge-offs ("NCOs")	$739	$4,555	$1,541
NCOs / Average loans (2)	0.03%	0.17%	0.06%

(1)     Business loans include commercial and industrial loans, owner-occupied commercial real estate loans and PPP loans.

(2)     Calculated based on annualized NCOs to average loans, excluding loans held for sale.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(Dollars in thousands except per share amounts)

The following tables below provide a reconciliation of certain financial measures calculated under generally accepted accounting principles ("GAAP") (as reported) and non-GAAP measures. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with GAAP in the United States. The Company’s management believes the presentation of non-GAAP financial measures provides investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

The following non-GAAP financial measures exclude pre-tax income and expenses associated with the fair value change in equity securities and loans held for sale, net (gain) loss on sale of securities and other assets, severance, the FDIC special assessment and loss on extinguishment of debt:

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Reconciliation of Reported and Adjusted (non-GAAP) Net Income Available to Common Stockholders
Reported net income available to common stockholders	$15,870	$14,487	$35,482
Adjustments to net income (1):
Fair value change in equity securities and loans held for sale	842	(321)	—
Net (gain) loss on sale of securities and other assets	(2,968)	—	1,447
Severance	42	25	25
FDIC special assessment	—	999	—
Loss on extinguishment of debt	453	—	—
Income tax effect of adjustments	518	(208)	(436)
Adjusted net income available to common stockholders (non-GAAP)	$14,757	$14,982	$36,518

Adjusted Ratios (Based upon Adjusted (non-GAAP) Net Income as calculated above)
Adjusted EPS (Diluted)	$0.38	$0.39	$0.95
Adjusted return on average assets	0.48%	0.49%	1.14%
Adjusted return on average equity	5.32	5.48	12.85
Adjusted return on average tangible common equity	6.18	6.41	16.08
Adjusted non-interest expense to average assets	1.50	1.54	1.40
Adjusted efficiency ratio	64.7	63.6	48.9

(1)    Adjustments to net income are taxed at the Company's approximate statutory tax rate.

The following table presents a reconciliation of operating expense as a percentage of average assets (as reported) and adjusted operating expense as a percentage of average assets (non-GAAP):

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Operating expense as a % of average assets - as reported	1.52%	1.58%	1.41%
Loss on extinguishment of debt	(0.01)	—	—
Severance	—	—	—
FDIC special assessment	—	(0.03)	—
Amortization of other intangible assets	(0.01)	(0.01)	(0.01)
Adjusted operating expense as a % of average assets (non-GAAP)	1.50%	1.54%	1.40%

The following table presents a reconciliation of efficiency ratio (non-GAAP) and adjusted efficiency ratio (non-GAAP):

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Efficiency ratio - as reported (non-GAAP) (1)	64.0%	65.0%	50.1%
Non-interest expense - as reported	$52,511	$53,944	$47,475
Severance	(42)	(25)	(25)
FDIC special assessment	—	(999)	—
Loss on extinguishment of debt	(453)	—	—
Amortization of other intangible assets	(307)	(350)	(377)
Adjusted non-interest expense (non-GAAP)	$51,709	$52,570	$47,073
Net interest income - as reported	$71,530	$74,121	$85,752
Non-interest income - as reported	$10,467	$8,872	$9,001
Fair value change in equity securities and loans held for sale	842	(321)	—
Net (gain) loss on sale of securities and other assets	(2,968)	—	1,447
Adjusted non-interest income (non-GAAP)	$8,341	$8,551	$10,448
Adjusted total revenues for adjusted efficiency ratio (non-GAAP)	$79,871	$82,672	$96,200
Adjusted efficiency ratio (non-GAAP) (2)	64.7%	63.6%	48.9%

(1)	The reported efficiency ratio is a non-GAAP measure calculated by dividing GAAP non-interest expense by the sum of GAAP net interest income and GAAP non-interest income.
(2)	The adjusted efficiency ratio is a non-GAAP measure calculated by dividing adjusted non-interest expense by the sum of GAAP net interest income and adjusted non-interest income.

The following table presents the tangible common equity to tangible assets, tangible equity to tangible assets, and tangible common book value per share calculations (non-GAAP):

	March 31,	December 31,	March 31,
	2024	2023	2023
Reconciliation of Tangible Assets:
Total assets	$13,501,092	$13,636,005	$13,841,724
Goodwill	(155,797)	(155,797)	(155,797)
Other intangible assets	(4,753)	(5,059)	(6,107)
Tangible assets (non-GAAP)	$13,340,542	$13,475,149	$13,679,820

Reconciliation of Tangible Common Equity - Consolidated:
Total stockholders' equity	$1,239,371	$1,226,225	$1,191,253
Goodwill	(155,797)	(155,797)	(155,797)
Other intangible assets	(4,753)	(5,059)	(6,107)
Tangible equity (non-GAAP)	1,078,821	1,065,369	1,029,349
Preferred stock, net	(116,569)	(116,569)	(116,569)
Tangible common equity (non-GAAP)	$962,252	$948,800	$912,780

Common shares outstanding	38,932	38,823	38,804

Tangible common equity to tangible assets (non-GAAP)	7.21%	7.04%	6.67%
Tangible equity to tangible assets (non-GAAP)	8.09	7.91	7.52

Book value per common share	$28.84	$28.58	$27.70
Tangible common book value per share (non-GAAP)	24.72	24.44	23.52